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                                                                      EXHIBIT 12

                            VASTAR RESOURCES, INC.
               STATEMENT SETTING FORTH DETAIL OF COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)




                                                      For the six
                                                      months ended
                                                        June 30,
                                                     --------------
                                                      2000    1999
                                                      ----    ----
                                                  (Millions of dollars,
                                                  except ratio amounts)
Income (loss) from continuing operations
   before income taxes, minority
   interest and cumulative effect of
   change in accounting principle(1)...............  $260.5   $34.6

Fixed Charges:
   Interest expense charged to income,
     and portion of rentals
     representative of interest....................    33.9    43.3
   Capitalized Interest............................     2.9     0.1
                                                     ------   -----
Total fixed charges(2).............................    36.8    43.4
                                                     ------   -----
Earnings (1) + (2)                                   $297.3   $78.0
                                                     ======   =====
Ratio of earnings to fixed charges                      8.1     1.8
                                                     ======   =====


The Company has no issuances of preferred stock.